As filed with Securities and Exchange Commission on November 29, 2000

                                                              File No. 333-72663
================================================================================
                     SECURITIES AND EXCHANGE COMMISSION FILE
                              Washington, DC 20549
                                -----------------

                                 POST-EFFECTIVE
                                 AMENDMENT NO. 3
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------
                                 LIFEPOINT, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           Delaware                       2835                  33-0539168
(State or Other Jurisdiction of (Primary Standard Industrial (IRS Employer Incorporation or Organization) Classification Code Number) Identification No.)

                            1205 South Dupont Street
                                Ontario, CA 91761
                                 (909) 466-8047
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Services)
                               ------------------
                             Ms. Linda H. Masterson
                                 LifePoint, Inc.
                            1205 South Dupont Street
                                Ontario, CA 91761
                                 (909) 466-8047
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Services)
                               ------------------
                                    Copy to:
                             Robert W. Berend, Esq.
                              Wachtel & Masyr, LLP
                              110 East 59th Street
                              New York, N.Y. 10022
                                 (212) 909-9602
                               ------------------

     Pursuant to Registration Statement on Form S-1, File No. 333-72663 (the "Registration Statement"), LifePoint, Inc. (the "Company") registered an aggregate of 14,035,452 shares of its Common Stock, $.001 par value (the "Common Stock"), for resale by the named Selling Stockholders. Of the 14,035,452 shares of the Common Stock so registered, an aggregate of (1) 12,000,000 shares were issued, or were to be issued, upon the conversions of 600,000 shares of the Company's Series A 10% Cumulative Convertible Preferred Stock, $.001 par value (the "Series A Preferred Stock"); (2) an aggregate of 500,000 shares were issued, or were to be issued, as dividends upon the shares of the Series A Preferred Stock; and (3) an aggregate of 1,535,452 shares were to be issued upon the exercises of Selling Stockholders Warrants (as defined in the Prospectus constituting Part I of the Registration Statement).

     The Company hereby deregisters an aggregate of 10,340,624 shares of the Common Stock consisting of (1) an aggregate of 8,585,494 shares issued upon the conversions or the redemption of the Series A Preferred Stock and not resold by the Selling Stockholders; (2) an aggregate of 111,322 shares issued as dividends upon the shares of the Series A Preferred Stock and not resold by the Selling Stockholders; (3) an aggregate of 375,156 shares registered for issuance as dividends upon the Series A Preferred Stock and never issued; (4) an aggregate of 506,747 shares registered for issuance upon the exercises of Selling Stockholders Warrants and each of which Selling Stockholders Warrants was cancelled prior to its exercise; (5) an aggregate of 432,430 shares registered for issuance upon the exercises of Selling Stockholders Warrants which were not exercised; and (6) 329,475 shares issued upon the exercises of Selling Stockholders Warrants and not resold by the Selling Stockholders.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Act of 1933, the registrant had duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned duly authorized in the City of Ontario, State of California, on November 29, 2000.


                              LIFEPOINT, INC.
                              (Registrant)

                              By: /s/ Linda H. Masterson
                                  -----------------------
                              Name: Linda H. Masterson
                              Title: Chairman of the Board, President, Chief Executive Officer, Director and Agent For Service